Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated September 25, 2019

Relating to Preliminary Prospectus dated September 24, 2019

Registration No. 333-233482

Peloton Interactive, Inc.

Update and Supplement to Preliminary Prospectus

Dated September 24, 2019

This free writing prospectus relates to the initial public offering of Class A common stock of Peloton Interactive, Inc. (“Peloton”) and updates and supplements the preliminary prospectus dated September 24, 2019 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of its Class A common stock. On September 25, 2019, Peloton filed Amendment No. 3 to the Registration Statement on Form S-1 relating to this offering of its Class A common stock (“Amendment No. 3”), which Amendment No. 3 includes an update to the Preliminary Prospectus (the “Updated Preliminary Prospectus”). Amendment No. 3, including the Updated Preliminary Prospectus, may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1639825/000119312519254052/d738839ds1a.htm

The Updated Preliminary Prospectus reflects the relocation of certain disclosure updates related to the Downtown Music Publ’g LLC, et. al v. Peloton Interactive, Inc. legal proceeding in “Note 20. Subsequent Events (Unaudited)” in Peloton’s notes to consolidated financial statements included in Amendment No. 2 to “Note 19. Subsequent Events” in Peloton’s notes to consolidated financial statements included in Amendment No. 3. The changes were made following discussions with the Staff of the Securities and Exchange Commission (“SEC”) on September 24, 2019.

Please refer to the link above to Amendment No. 3 for all of the changes to the disclosure in the Updated Preliminary Prospectus.

Peloton has filed a registration statement (including the Updated Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Updated Preliminary Prospectus in that registration statement and other documents Peloton has filed with the SEC for more complete information about Peloton and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Updated Preliminary Prospectus may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com.